Exhibit 99.1


February 2002 - President's Letter

Dear Shareholders:

We have entered the year 2002 at Cox Technologies, Inc. with the truly remarkable year of 2001 behind us. This last year was filled with profound changes in our corporate vision, our financial position, and our prospects for the future. Ordinarily, we reserve the time just before the shareholders meeting to send a letter to you, but the pace and significance of events makes this time appropriate for an overview and summary of the prior year's events.

Financially, the last calendar year was very difficult. Revenues from our graphic temperature recorder units were down $1,378,000, or 16%, as compared to the prior calendar year. The catastrophic events of September 11th had profound economic impacts on all markets, and hurt this business substantially. We had expected some softening in sales of this product line, based on a mildly declining demand as the industry shifts to electronic recording, but the downturn was substantial, the first such decline in sales in our entire history. The good news is that--despite the hit the industry has taken--our electronic recorder "logger" sales, particularly the DataSource(TM), have been strong and growing robustly. Revenues from the sale of our electronic logger units were up $461,00, or 54%, as compared to the prior calendar year.

Sales of our Vitsab(R) product have been slow, and this has contributed to the overall financial difficulty. Clearly, Vitsab(R) is on the radar screen. There is an increasing awareness in the food and drug industries that time and temperature integrator labels have arrived, they work well, and the major player is Vitsab(R). Unfortunately for our financial position, sales have been slow to develop, as major prospective corporate customers require a major implementation involving a complete overhaul of handling/monitoring procedures for perishables before they can integrate the Vitsab(R) product.

To a certain extent, our ability to achieve major increases in sales projections for Vitsab(R) are hampered by our lack of financial capital for sales activities. We have subsidized a sales staff of two persons and have minimal funds available for advertising or marketing budgets.

Slow sales growth and our poor financial situation have necessitated some cutbacks in the Vitsab(R) production team. The positions of the production manager and assistant chemist have been eliminated until sales improve. The two employees that previously were devoted almost exclusively to Vitsab(R) sales have been re-directed. They are now spending the majority of their time on electronic logger sales where management sees more immediate potential for increased sales and improved cash flow.

We have captured the interest of some major customers for Vitsab(R), however, and are concentrating on the "ramping up" of these emerging accounts. Our ultimate vision of high potential of the Vitsab(R) product is still intact, however, it is now very apparent that the time it will take to achieve high sales volumes is substantially longer than management originally believed.

Nearly two years ago, our expectations of explosive sales growth of the Vitsab(R) product lead us to partner with an engineering firm to produce a high-speed production machine. Now, with the machine well over a year overdue for delivery, we have reached a point where the combination of (1) the continuing difficulty of technical completion of a single process high-speed production machine, (2) the slowness of Vitsab(R) sales development, and (3) our poor financial position, have combined to compel both the engineering firm and Cox Technologies to agree to put the project on hold.

Our business model for Vitsab(R) has--in fact--changed dramatically since our initial conception that a high-speed production machine (like the one the engineering firm had been building for us) would be required to meet growing demand. What has become clear is that the present set of circumstances dictates a different strategic plan: optimize the performance of our existing machinery and then replicate a number of these production machines to match the more "slowly ramping" demand.

Management believes that there may be ultimate utility for our high-speed production machine, but that the business plan that we must currently pursue is the use of our existing production technology to grow the business.

Our oilfield asset has for some time been viewed by management as a potential source of capital for corporate needs. As previously reported, we have been attempting to sell the oil subleases for over 20 months. Despite continued effort, we do not yet have a sale. We did have a potential buyer who had made a good faith deposit to purchase the subleases. As part of the process, this buyer insisted on proof of good title to the subleases. This has stalled the sale, and the buyer opted to cancel their initial purchase commitment. Establishment of BONA FIDE title to our subleases is a lengthy and complicated process. The Company is in the process of taking the actions necessary to ensure we have good title, and then proceed with selling the subleases.

Our efforts to improve the financial position of the Company through cost cutting have been intense and ongoing. This has been a major corporate focus since Spring 2001. Two primary focal points have been the reduction in personnel expenses and the reduction in the cost of manufacturing in the graphic temperature recorder division. During the last quarter we began manufacturing of graphic recorders offshore. While our vision is to continue manufacturing units in our Belmont, N.C. facility, we also intend to shift more of the manufacturing overseas during 2002 and beyond.

Renewed efforts on sales areas that produce immediate results, carefully considered cutbacks to reduce ongoing expense, and improvements in performance efficiency have all combined to improve our financial outlook. We are still seeking to improve our financial condition, and consequently are exploring strategic alternatives including the possible sale of significant corporate assets.

The Company is currently in technical default of loan covenants with RBC Centura Bank. During the last quarter of calendar 2001 we executed note modification agreements and a forbearance agreement with Centura that extended the maturity date of the note supporting our line of credit to January 31, 2002. Management of the Company met with Centura during January 2002 and provided updated financial results and information on recent developments of the Company. Subsequent to that meeting, Centura notified the Company it would amend the current forbearance agreement to extend the maturity date of the line of credit to July 31, 2002. Also as a result of that meeting, Centura notified the Company it will convert the $458,000 of funds advanced towards the manufacture of the high-speed production machine for Vitsab(R) from a lease to a note payable. At the time of this letter, the Company does not know the time period that the funds will be repaid to Centura or the interest rate that will be charged.

We remain in a difficult financial position. We have become very lean and efficient as a result of the financial pressures we are experiencing. We are getting leaner and more efficient, and our DataSource(TM) electronic logger product is showing strong sales growth. Our Vitsab(R) product is very viable and is continuing to show the promise of future success. We now have much better knowledge of how to get to that future success. In sum, we are a very different company than we were last year at this time, and in the face of some profound setbacks we have persevered.

Thank you for your continuing confidence and investment in Cox Technologies.

Sincerely,

/s/ James L. Cox

James L. Cox, Ph.D.
Chairman, President and
Chief Executive Officer

February 5, 2002